Exhibit 99.1

Financial Update by CFO

March 22, 2002

Overall, the 1Q02 financial scenario for Ultratech Stepper is up in the air because we are in what I call a “knife edge” situation.  By this I mean that the Company has a few systems which currently are being installed and may either just make the quarter or just miss the quarter from an SAB 101 revenue recognition standpoint.  If these systems all fall into the current quarter, 1Q02 revenues could be down 5%-10% sequentially against 4Q01.  If these systems all fall into the second quarter of 2002, 1Q02 revenues could be down 10%-20% sequentially compared to 4Q01.  At this point in time, we just don’t know what the outcome will be, although more than likely it will fall somewhere between the two extremes.  An important point to remember, however, is that the full amount of revenue associated with these systems is expected to occur in either 1Q02 or 2Q02; there is nothing in the way of pushouts or cancellations involved.  As the visibility into product mix for 1Q02 has become clearer, it looks like gross margins will be a few percentage points lower than 4Q01 (39.6%).  In the past few quarters, at this point in time in the quarter the Company was seeing order pushout and cancellation activity.  We are not seeing any order pushouts or cancellations at this point in time for 1Q02.  In addition, the Company is continuing to see increased quote and order activity, especially in bump processing.  Our customers are telling us that the overall utilization of our systems in their fabs has increased from the 40%-50% range to a current 60%-90%.  Operationally, the Company remains focused on executing the previously announced plans to lessen expenses and drop the operating income breakeven point.  The financial and market outlook and goals for the Company for 2002 as a whole remain the same as stated in the 4Q01 earnings teleconference comments.

Safe Harbor Statement

The statements contained herein are considered forward-looking statements that involve numerous risks and uncertainties, including a high degree of non-linearity of the Company’s system shipments and system acceptances. Due to the high average selling prices of the Company’s systems, the loss of even a single planned revenue event would materially adversely impact the Company’s results of operations. Additional risks and uncertainties include cyclicality in the semiconductor and microsystems markets, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the Company’s systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies and the effects of the California power shortage. Such risks and uncertainties are described in the Company’s SEC reports including the Company’s Annual Report on Form 10-K filed as of December 31, 2000 and form 10-Q filed as of September 30, 2001.